Exhibit 11

                 STATEMENT RE COMPUTATION OF PER-SHARE EARNINGS
            (Amounts in thousands, except shares and per share data)

                                                                Years Ended March 31
                                                      -----------------------------------------
                                                         1999           1998           1997
                                                      -----------    -----------    -----------
Basic and Diluted
Average common shares outstanding .................     4,417,711      3,243,192      2,889,273

Net effect of dilutive stock options - based on the
treasury method using average market price ........            --             --             --
                                                      -----------    -----------    -----------
Total .............................................     4,417,711      3,243,192      2,889,273
                                                      ===========    ===========    ===========

(Loss) income from continuing operations ..........   $    (5,376)   $      (477)   $    (2,597)

Preferred stock dividends .........................           (87)          (162)          (162)
                                                      -----------    -----------    -----------

(Loss) income applicable to common stockholders ...       ($5,463)          (639)          (187)
                                                      ===========    ===========    ===========
